Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form F-1 of our audit report dated October 31, 2023 relating to the consolidated financial statements of ICZOOM Group Inc. and its subsidiaries, appearing in this Registration Statement for the year ended June 30, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Singapore

November 22, 2023